Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 30th day of May, 2015, (“Effective Date”) by and between SBEHG Las Vegas I, LLC (“Employer”) and Michael Morgan (“Employee”) (the aforementioned collectively (individually “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 2535 Las Vegas Boulevard, South, Las Vegas, Nevada 89109 and with the Owner and its Affiliates (as defined in Schedule I - Definitions attached hereto) is engaged in the business of developing, owning and operating a casino resort at such place of business;

WHEREAS, SB Gaming, LLC (“Gaming Operator”) is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and is engaged in the business of conducting Gaming Operations as defined in the Casino License Agreement between Stockbridge/SBE Holdings, LLC (“Owner”) and Gaming Operator, dated June 16, 2014, as it may be amended or restated from time to time;

WHEREAS, Employer and Gaming Operator operate the hotel and casino resort located at 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109, commonly known as the SLS Las Vegas Hotel and Casino (the “SLS Las Vegas”);

WHEREAS, pursuant to the Employee Lease Agreement between Employer and Gaming Operator dated June 16, 2014, as it may be amended and/or restated from time to time, Employer agrees to furnish to Gaming Operator, and Gaming Operator agrees to lease, certain employees, including Employee, as may be necessary to conduct all Gaming Operations at the SLS Las Vegas; and

WHEREAS, in furtherance of its business, Employer shall employ Employee as Chief Financial Officer of SLS Las Vegas;

NOW, THEREFORE, for and in consideration of the foregoing recitals and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, with the Parties intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. EMPLOYMENT POSITION AND DUTIES.

1.1 Employee will be employed by Employer as Chief Financial Officer of SLS Las Vegas. Employee shall report to the Employer’s President and Chief Operating Officer or his/her designee. Employee shall, in a professional and businesslike manner, perform such duties assigned by Employer as are generally associated with the duties of a Chief Financial Officer in an integrated resort hotel and casino on the Las Vegas Strip for Employer, as well as such similar duties that are consistent with the foregoing as may be assigned to Employee by Employer. Employee agrees to, at all times during the Term of this Agreement and in all material respects, adhere to any and all material internal instructions, polices and/or procedures applicable to Employer’s business and its employees as established or modified from time to time. Employee shall devote Employee’s best efforts to the performance of duties hereunder and shall not engage in any other business or employment which would prevent Employee from fully and satisfactorily performing services required by Employer or which would result in a conflict of interest.

1.2 Employee acknowledges and agrees that Employee’s duties and obligations include making timely application and securing and maintaining qualification under any suitability or licensing requirement to which Employee may be subject by reason of his position with Employer and its Affiliates, whether under the laws of Nevada or as otherwise applicable. Until such time as Employee secures the necessary suitability finding and/or gaming license(s), Employee agrees that he will only perform such duties as are in accordance with applicable laws and regulations.

2. TERM

2.1 The term of Employee’s employment by Employer pursuant to this Agreement shall commence no later than July 20, 2015 (“Commencement Date”) and continue through and including July 20, 2018 (“Term”), subject to earlier termination by either party or extension as hereinafter provided.

2.2 The Term will thereafter automatically extend in one (1) year increments (“Extended Term”) unless ninety (90) calendar days’ written notice to terminate is given by either party prior to the end of the then-current Term or Extended Term. Except as otherwise specified in this Agreement, the terms and conditions of this Agreement shall cease upon expiration of the Term, Extended Term, or earlier termination pursuant to Section 4.1 of this Agreement.

3. COMPENSATION; FRINGE BENEFITS

3.1 Base Salary. Except as otherwise detailed in Section 4, the Employer shall pay Employee a Base Salary during the Term of this Agreement, at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per annum (“Base Salary”), subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and benefit programs in which Employee is enrolled. Base Salary shall be paid in accordance with the Employer’s payroll practices as established from time to time.

3.2 Incentive Compensation.

3.2.1 In addition to the Base Salary set forth in Subsection 3.1 above, Employee shall be eligible to participate in Employer’s discretionary bonus program and earn an annual performance bonus (“Annual Performance Bonus”) of up to forty percent (40%) of Employee’s Base Salary, which is based on the overall financial performance of SLS Las Vegas and the satisfactory achievement of Employer-established goals and objectives for Employee. The Annual Performance Bonus will be paid, if at all, in accordance with Employer’s bonus program, which may be amended or modified by Employer at any time and in its sole discretion.

3.2.2 Employee shall be entitled to a one time signing bonus (“Signing Bonus”) of Twenty-Five Thousand Dollars ($25,000), to be paid within thirty (30) calendar days of the Commencement Date; provided that Employee must return a pro rata portion of the Signing Bonus if Employee voluntarily resigns from employment with Employer or Employer terminates Employee’s employment for “Cause” prior to completing 12 months of employment. The Employer shall have the right to offset any repayment amount due from Employee to Employer against any other amounts owed by Employer to Employee on a prorated basis. Employer will also provide hotel accommodations at SLS Las Vegas for up to thirty (30) days upon arrival.

3.3 Other Employee Benefits. Employee is entitled to all the usual benefits offered to Employees at Employee’s level, including paid vacation in accordance with the Company’s vacation policy. Employee will receive 3 weeks’ vacation in year 1 and then transition to Company’s vacation policy in year 2. Any portion of unused vacation at the end of year 1 will be forfeited. Employee is entitled to participation in the Company’s sponsored medical, dental and insurance programs, as well as the ability to participate in any Company retirement savings plan (the “Benefit Plans”), subject to the limitations imposed by the terms of such plans. To the extent permitted by the terms of each Benefit Plan, Employee shall be eligible to participate in each Benefit Plan in accordance with the terms and conditions of such plan.

4. SPECIAL TERMINATION PROVISIONS.

4.1 This Agreement shall terminate upon the occurrence of any of the following events:

4.1.1 By mutual agreement;

4.1.2 By the Employer if Employee dies or becomes physically or mentally disabled (the term “disabled” as used herein shall mean any mental or physical illness or incapacity that renders Employee unable to perform the essential functions of his position hereunder, after reasonable accommodation by the Employer, or in accordance with any short-term or long-term disability plan provided by the Employer);

4.1.3 By the Employer, for “Cause” which shall be defined as any of the following: (i) Employee has committed any material act of dishonesty, fraud or willful misrepresentation or any similar act involving moral turpitude; (ii) by reason of Employee’s conviction or plea of nolo contendere of any crime involving dishonestly, breach of trust, or physical or emotional harm to any person; (iii) Employee is determined by the Employer in its reasonable discretion to have breached a material representation of Employee contained in this Agreement; (iv) Employee’s material breach of any rule, policy or directive of Employer, including, but not limited to, Employer’s policy against sexual and other illegal harassment, Employer’s policy against illegal discrimination, or the Employer’s Code of Conduct; (v) Employee’s use, possession and/or sale of illegal drugs at any time (whether on or off duty) and in any location (whether on or off Employer’s premises); (vi) Employee’s failure to make timely application and qualify (or having so qualified being thereafter suspended, disqualified or revoked) under any suitability or licensing requirement to which Employee may be subject by reason of Employee’s position with Employer and its Affiliates, whether under the laws of Nevada or as otherwise applicable; (vii) Employee’s commission of a material act, or failure to complete a material act, that causes the Employer in its reasonable discretion to believe that the

Employer has suffered or will suffer material damages as a direct result thereof; (viii) Employer’s reasonable determination that Employee’s continued employment may materially adversely affect the status of the Employer with any regulatory agency; (ix) Employer’s reasonable determination that Employee has failed to satisfactorily and completely perform his duties under this Agreement; or (x) Employer’s determination, in its reasonable discretion, that Employee has a drug or alcohol dependency, or Employee’s abuse of alcohol, including, but not limited to, reporting to or engaging in work under the influence of alcohol.

4.1.4 By the Employer, for any reason other than those set forth in Subsections 4.1.1, 4.1.2, 4.1.3 or 4.1.6, or for no reason, at any time during the Term of this Agreement.

4.1.5 By the Employee, upon sixty (60) days prior written notice pursuant to Section 8 to the Employer.

4.1.6 Upon expiration of the Term or Extended Term.

4.2 Effect of Termination

4.2.1 In the event of any termination under Subsection 4.1 of this Agreement, Employee (or, in the event of Employee’s death, his estate) shall be entitled to receive compensation accrued and payable to him as of the date of termination or death.

4.2.2 If Employee’s employment is terminated pursuant to Subsection 4.1.4, Employer shall cause to be paid to Employee a severance amount equal to the lesser of (i) six (6) months of Employee’s Base Salary as of the date of such termination or (ii) Employee’s Base Salary that otherwise would have been payable through the remainder of the Term. Subject to Subsection 4.2.5, severance payments by Employer to or on behalf of Employee shall be made on Employer’s regularly scheduled paydays over such period and be subject to withholding for income tax, social security and any other applicable federal or state employment taxes. This severance pay obligation is expressly conditional upon Employee executing a separation agreement and release of claims in a form satisfactory to the Employer. Employee acknowledges that this severance pay obligation shall serve as good and sufficient consideration to support the restrictive covenants contained in Section 6. If Employee accepts other full-time employment, whether as an employee or independent contractor, during the period that severance payments are due hereunder, all such severance payments shall cease.

4.2.3 No termination of Employee’s employment or this Agreement shall affect any obligation of a party hereunder which, by its terms, expressly survives such termination including, without limitation, Employee’s obligations under Sections 5 and 6 hereof.

4.2.4 The Employer, at its option, may elect to satisfy its obligations under this Section 4 by a lump sum payment to Employee.

4.2.5 The Employer’s obligations under this Agreement, if any, shall immediately terminate in the event of a violation by Employee of Employee’s obligations under Section 6 hereof. In the event that Employee violates Employee’s obligations under Section 6, Employee shall reimburse Employer for all severance payments made by Employer.

5. CONFIDENTIALITY.

5.1 Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any confidential information, trade secrets, or works for hire, whether in written, verbal, electronic or model form, at any time or in any manner, except as required in the conduct of Employer’s or its Affiliate’s business or as expressly authorized by Employer in writing. There is no requirement that confidential information be marked with any legend or notation confirming its confidential status to be afforded protection under this paragraph. Whenever confidential information is incorporated into a new document, electronic file, notes or other tangible media, such media shall become and be construed to be confidential information, subject to all of the terms and conditions set forth in this Agreement. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of confidential information, trade secrets, or works for hire. Employee acknowledges and agrees that such confidential information, trade secrets, or works for hire are the sole and exclusive property of Employer or its Affiliates.

5.2 Employee shall not remove from Employer’s premises any confidential information, trade secrets, works for hire or any other documents, in whatever media, pertaining to Employer’s or its Affiliates’ businesses, except in the normal course of Employee’s conduct of his duties detailed in Section 1 or unless expressly authorized in writing by Employer. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer upon their creation.

5.3 Upon termination of Employee’s employment with Employer for any reason, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, index cards, phone books, notes, price lists, customer contacts, bids, customer lists, notebooks, books, memoranda, drawings, computer disks or drives, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer or its Affiliates; (ii) containing any confidential information, trade secret or work for hire; or (iii) otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliates.

5.4 Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer or any Affiliate, officer, director, employee or agent of Employer or its Affiliate, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”). In the event Employer or its Affiliate requests Restricted Information from Employee, Employee shall advise Employer or its Affiliate that the information requested is Restricted Information and may not be disclosed by Employee.

5.5 The obligations of this Section 5 are continuing and shall survive the termination of Employee’s employment with Employer for any reason. Nothing herein shall prevent Employee from consulting with accountants and attorneys or from disclosing information that is public.

6. RESTRICTIVE COVENANTS.

6.1 Non-Compete. Employee agrees that, while Employee is employed by the Employer and during the Restricted Period and in the Restricted Area (as defined below), Employee shall not, without the Employer’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in Employee’s capacity as a holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company), engage in direct or indirect competition with the Business of the Employer or any of its Affiliates. For purposes of this Subsection 6.1, the Employer’s “Business” shall mean (i) gaming establishments, (ii) lodging establishments, (iii) restaurants and other food and/or beverage establishments, and (iv) nightlife establishments.

6.1.1 Restricted Period. For the purposes of this Subsection 6.1, Employee and Employer agree that the “Restricted Period” means at any time during the Term or any Extended Term, and a period of six (6) months after a termination pursuant to Subsection 4.1.2, 4.1.3 or 4.1.5. In no event shall Employee’s breach of any obligations created by this Agreement, including the notice provision set forth in Subsection 4.1.5, be deemed a waiver or modification of the Restricted Period.

6.1.2 Restricted Area. For the purposes of this Subsection 6.1, the Employee and Employer agree that “Restricted Area” means Clark County, Nevada. The Employee and Employer expressly acknowledge as reasonable and agree that the Restricted Area is appropriate considering, among other compelling factors, the nature and scope of the Employer’s Business, the scope of Employer’s venues, revenue sources and audience, the limited number of competitive entities and the extremely narrow definition of the Business.

6.2 Confidential Information. Employee acknowledges that Employer will provide and expose Employee to certain confidential information, trade secrets, inventions, works of authorship, business relationships and customer relationships possessed by and/or developed by or for Employer or its Affiliates at a considerable investment of time and expense, such that Employer and/or its Affiliates would be irreparably harmed if the Employee were to improperly use and/or disclose such knowledge with respect to competitors, potential competitors, customers and other parties. Further, Employee acknowledges that maintaining strong customer relationships is essential to Employer’s and Affiliates’ businesses and that such client relationships are special and unique and required considerable investment of time and funds to develop. Given Employee’s senior position with Employer and relationship with Affiliates, Employee understands that Employee will be identified in the mind of customers with the products and services offered by Employer and/or its Affiliates and will have established personal relationships with customers and accumulated important information about them, such that there is a substantial risk of Employee appropriating Employer’s and/or its Affiliates’ customer goodwill and/or otherwise compromising customer relations, resulting in irreparable harm to Employer and/or its Affiliates. Confidential information may exist in electronic, written, visual, verbal or audio form, or some combination thereof, and its form does not affect whether the information is within the scope of the definition of confidential information set forth in this paragraph. There is no requirement that Employer’s confidential information be marked with any legend or notation confirming its confidential status to be afforded protection under this paragraph. Whenever confidential information is incorporated into a new document, electronic file, notes or other tangible media, such media shall become and be construed to be confidential information, subject to all of the terms and conditions set forth in this Agreement.

6.3 Non-Solicitation of Employees. Employee hereby further covenants and agrees that, for one (1) year following Employee’s cessation of employment with Employer, for whatever reason, Employee shall not, directly or indirectly, induce or attempt to induce or solicit or attempt to solicit the employment, hiring or engagement of any employee of Employer or its Affiliates, or actually employ, hire or engage any such employee for Employee’s own purposes or on behalf of any other person or business entity in competition in any manner whatsoever with the principal business activities of Employer and/or its Affiliates.

6.4 Non-Solicitation of Clients; Non-Interference. Employee also covenants and agrees that, for one (1) year following Employee’s cessation of any continued employment with Employer, Employee shall not, directly or indirectly: (i) induce or attempt to induce or solicit or attempt to solicit any customer of Employer or Affiliate to cease doing business with Employer and/or its Affiliates or otherwise move their business elsewhere; or (ii) interfere or attempt to interfere with the business relationships between any customer and Employer and/or its Affiliates, either for Employee’s own purposes or on behalf of any other person or business entity in competition in any manner whatsoever with the principal business activities of Employer and/or its Affiliates, in or about any market in which Employer and/or its Affiliates. Employee and Employer also agree that the fact that any particular customer does not exclusively utilize the services or products of the Employer and/or Affiliate, i.e., the customer contracts with third parties for the provision of the same services or products offered by the Employer and/or its Affiliates, shall have no bearing on the enforcement of this subsection.

6.5 Non-Disparagement.

6.5.1 Employee acknowledges and agrees that Employer, Owner and their Affiliates have a reputation for offering high quality services to the public, and that Employer, Owner and their Affiliates desire to maintain their reputation and receive positive publicity. Accordingly, Employee agrees that he will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging or defamatory of Employer, Owner and their Affiliates or any of their respective owners, officers, directors, shareholders, employees and/or agents. Disparaging statements include, without limitation, any and all statements or implications which cast Employer, Owner and their Affiliates or any of their respective owners, officers, directors, shareholders or employees in a negative light.

6.5.2 Employer, Owner and their Affiliates agree that they, and any of their respective owners, officers, directors, or shareholders, will not directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, or defamatory of Employee. Disparaging statements include, without limitation, any and all statements or implications which cast Employee in a negative light.

6.5.3 Notwithstanding the provisions of Subsections 6.5.1 and 6.5.2 above, Employee, Employer, Owner, and their Affiliates and any of their respective owners, officers, directors and shareholders are permitted to respond truthfully and fairly in any court, government, regulatory, legal or administrative proceeding, or in response to any request or inquiry by his employer, including but not limited to requests arising under that company’s ethical guidelines, compliance committee, code of conduct or reporting requirements of the public stock exchange on which the company’s publically traded stock is traded and the rules and regulations of any governmental entity including the Securities and Exchange Commission, and any gaming regulatory body.

6.5.4 The obligations of the Parties regarding disparaging remarks shall automatically terminate five (5) years from any termination of Employee’s employment.

6.6 Employee hereby acknowledges that all duties performed hereunder, were specifically ordered or commissioned by Employer (“Works”); that the Works shall constitute a work-made-for-hire as defined in the United States Copyright Act of 1976, United States Code, Title 17, §101, et seq; that Employer is and shall be the author of said work-made-for-hire and the owner of all rights in and to the Works throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the Term; and that Employer shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. Works shall include, but not be limited to, all material and information created by Employee in the course of or as a result of Employee’s employment with Employer which is fixed in a tangible medium of expressions, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, and source and object codes, regardless of the medium in which they are fixed. To the extent that the Works are not recognized as a work-made-for-hire, Employee hereby assigns transfers and conveys to Employer, without reservation, all of Employee’s right, title and interest throughout the universe in perpetuity in the Works, including, without limitation, all rights of copyright and copyright renewal in said Works or any part thereof. Employee will take whatever steps and do whatever acts Employer requests, including, but not limited to, placement of Employer’s proper copyright notice on such Works to secure or aid in securing copyright protection and will cooperate with Employer’s, or its nominees’, efforts in filing applications to register claims of copyright in such Works. Employee will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of Employer without the written permission from Employer.

6.7 Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 6 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, Owner and/or their Affiliates, impose no undue hardship on Employee, and are not injurious to the public. Employee further agrees that the duration (time period) associated with the restrictive covenants in this Section 6 will be tolled during any period of noncompliance. Therefore, should the Employer be compelled to seek injunctive relief, the Parties envision the court’s order for compliance to provide for a complete period of time, whichever is applicable to the given dispute, and not merely the remaining portion of the applicable time period. Further, in the event that any of the restrictions and limitations contained in this Section 6 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the Parties agree that a court of competent jurisdiction shall revise or otherwise “blue-pencil” any offending provisions so as to bring this Section 6 within the maximum time, geographical or other limitations permitted by Nevada law.

7. REMEDIES.

Employee acknowledges that Employer and/or its Affiliates have and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer or its Affiliates at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer’s or its Affiliate’s business in a highly competitive market. Employee also acknowledges that Employee will be exposed to confidential information, trade secrets, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer’s and its Affiliates’ customers and businesses is essential, and understands and agrees that Employer’s and its Affiliates’ relationships with its customers and its employees are special and unique and have required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Sections 5 or 6 shall entitle Employer and/or its Affiliates to immediate injunctive relief in a court of competent jurisdiction and to pursue all other remedies available by law, including financial damages. Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee’s representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach.

8. NOTICES.

Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to (as may later be modified):

TO EMPLOYER:	SBEHG Las Vegas I, LLC d/b/a SLS Las Vegas
Attn: General Counsel
2535 Las Vegas Boulevard South
Las Vegas, NV 89109

TO EMPLOYEE:	Michael Morgan
105 Coral Manor Bayroc, West Bay Street
Nassau, Bahamas

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 8.

9. MANDATORY ARBITRATION

9.1 Except for violations of Section 5 and 6 in which a Party may concurrently pursue injunctive relief pursuant to Section 7, any controversy, dispute or claim arising from this Agreement that cannot be resolved by the Employer and Employee in good faith shall be settled by arbitration before a sole neutral arbitrator in accordance with the then-applicable employment dispute resolution rules of the American Arbitration Association or any successor thereto. The arbitration shall be held in Las Vegas, Nevada. If the Employer and the Employee shall not have agreed on a mutually satisfactory arbitrator within ten (10) business days of the request of either Party for arbitration hereunder, the Employer and the Employee shall request of list of five (5) arbitrators from the American Arbitration Association. The list shall contain the educational and professional biographies of each arbitrator who shall be a member of the National Academy of Arbitrators. The cost of this list and filing fee will be paid by the Employer. The arbitrator shall be selected by the Parties by alternately striking names from the list. The moving Party shall strike the first name. This process shall be completed within thirty (30) calendar days of the date the written dispute was served on the opposing Party and/or the subsequent date arbitration is ordered by a court, whichever is sooner. The arbitrator may grant injunctions or other relief in such dispute, but may not award punitive or exemplary damages unless such limitation is prohibited by law. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction, and the Parties hereby irrevocably consent to the jurisdiction of the Nevada District Court in and for the County of Clark for this purpose.

9.2 Each Party shall be responsible for his or its own attorneys’ fees and costs, in connection with any arbitration held pursuant to this Section 9. Employee acknowledges that such costs may be greater than litigation in a court of law.

9.3 All documents submitted as part of any arbitration that contain or refer to any confidential information as detailed in Section 5, including without limitation this Agreement, shall be treated as though filed under seal in a court of law. Accordingly such documents shall be (i) submitted confidentially, (ii) kept confidential by the Parties hereto and the arbitrator, and (iii) returned to the submitting Party promptly after the arbitration award becomes final.

9.4 In accordance with NRS 597.995, Employee affirmatively authorizes that any dispute arising between the Parties be submitted to arbitration other than violations of Sections 5 and 6 in which a Party may concurrently pursue injunctive relief pursuant to Section 7. Employee expressly acknowledges that by voluntarily agreeing to this Arbitration provision Employee is waiving important rights, including the right to a jury trial.

9.5 Employee understands that by agreeing to this binding arbitration provision Employee voluntarily, and expressly intends to waive and surrender his protected rights to civil litigation and a trial by jury and any associated rights of appeal. Employee’s signature herein confirms his voluntary agreement to this provision and further confirms that Employee has read and understood the contents of this agreement.

Date: , 2015
Employee’s signature

10. GENERAL PROVISIONS.

10.1 Assignment. Employee shall not have any right to delegate or transfer any duty or obligation to be performed by him hereunder to any third party, or to assign or transfer the right, if any, to receive payments hereunder, except that Employee’s estate shall be entitled to any payments hereunder in the event of Employee’s death. In consideration of the compensation and benefits received by Employee pursuant to this Agreement, five percent (5%) of which amounts are being paid specifically to support Employer’s right of assignment hereunder, but such allocation is not intended to be construed as a measure of the value of said right, Employee expressly agrees that the Employer’s rights and Employee’s employment hereunder may be assigned by the Employer to any successor to the business of the Employer on the condition that the assignee agree in writing to assume all of the obligations of the Employer hereunder.

10.2 Amendments; Waivers. This Agreement may be amended only by agreement in writing of both Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party entitled to the benefit of such provision to be waived or excepted and then only to the specific purpose, extent and instance so provided. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver (express or implied) of that right, remedy, power or privilege.

10.3 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith, including any understanding or agreement, whether formal or informal, between Employee and the Employer or any employees, directors, agents, managers or representatives thereof referenced in the recitals hereto. Notwithstanding the foregoing, the Parties agree that any other non-solicitation, non-disclosure or confidentiality agreements between the parties shall remain in full force and effect during and after the termination of this Agreement.

10.4 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state, without reference to any conflict of laws provisions. Only in the event any dispute, difference, controversy or claim is not within the arbitration provisions of Section 9, including disputes detailed in Subsection 9.4 arising under Section 6, do the Parties agree to the exclusive jurisdiction of the courts of Clark County, State of Nevada. The Parties hereto waive any other venue to which they may be entitled by virtue of domicile, residence, or other reason.

10.5 Construction. The terms and conditions of this Agreement shall be construed as a whole according to their fair meaning and not strictly for or against any Party. The Parties acknowledge that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the purpose of the Parties.

10.6 Severability. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Parties, but would be valid if any particular restriction or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective. If any one or more provisions, clauses, paragraphs, sections, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, clause, paragraph, section, subclause or subparagraph of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, section, subclause or subparagraph had never been contained herein.

11. REVIEW BY PARTIES AND THEIR LEGAL COUNSEL.

11.1 The Parties represent that they have read this Agreement and acknowledge that they have discussed its contents with their respective legal counsel or have been afforded the opportunity to avail themselves of the opportunity to the extent they each wished to do so.

11.2 Employee has been advised by the Employer that Employee should consider seeking the advice of counsel in connection with the execution of this Agreement, and Employee has had an opportunity to do so. Employee has read and understands this Agreement and has sought the advice of counsel to the extent Employee has determined appropriate.

11.3 Each person executing this Agreement in a representative capacity represents and warrants that he or she has full power and authority to execute this Agreement on such entities’ behalf and that this Agreement is binding and enforceable against such entity.

12. EMPLOYEE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Employee hereby represents that Employee is not currently under any contractual obligation to work for another employer and that Employee is not restricted by any agreement or arrangement from entering into this Agreement and performing Employee’s duties hereunder.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the year and date first above written.

“EMPLOYER”		“EMPLOYEE”

SBEHG LAS VEGAS I, LLC		By:
a Nevada limited liability company		Name:	Michael Morgan

By:		Stockbridge/SBE Holdings, LLC
Name:	Scott Kreeger	a Delaware limited liability company
Title:	President & COO
	SLS Las Vegas Hotel & Casino	By:

Acknowledged by:		Name:

“OWNER”

Schedule 1 - Definitions

(a)	“Affiliate” - means with respect to a specified Person, (i) any other Person who or which is: directly or indirectly controlling, controlled by or under common control with the specified Person; or (ii) any member or manager of the specified Person, that is not an individual. For purposes of this definition only, “control,” “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of, or whose consent is required for, the management or policies of the controlled entity. For the purposes of this Agreement, “Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated association or joint venture.